Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF THE COMBINED COMPANY

The unaudited pro forma condensed combined financial statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of the LMP Automotive Holdings, Inc. (“Automotive” or “the Company”) and Acquisitions, as adjusted, to give effect to the Acquisitions.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, assumes that the Acquisitions occurred on January 1, 2020, as shown in the table below:

Acquisition	Date
Beckley Dealership group	March 3, 2021 and May 5, 2021
Fuccillo Dealership group	March 4, 2021

Hereinafter referred to as the “Acquisitions”.

As of July 21, 2021, LMP Automotive has closed on all portions of the Beckley Dealership group acquisition, except for Hometown Hyundai, which is within the legal entity Hometown Preowned Vehicles, Inc. Hometown Preowned Vehicles, Inc. is included in the Beckley Dealership group’s audited financial statements included with this filing. LMP has acquired substantially all of the Beckley Dealership group and deems Hometown Preowned Vehicles, Inc. immaterial to this acquisition. Management is actively pursuing the acquisition of Hometown Preowned Vehicles, Inc. and is confident it will be closed in the due course of business. Selected 2020 financial information for Hometown Preowned Vehicles, Inc., which have been included in the unaudited pro forma condensed combined financial information of the combined company, is as follows:

Assets	$5,542,017
Revenues	$22,713,464
Net Income	$483,806

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020, assumes that the Acquisitions occurred on January 1, 2020.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements:

●	The audited consolidated financial statements of Automotive as of and for the year ended December 31, 2020; and

●	The audited combined and consolidated financial statements of Acquisitions as of December 31, 2020.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information of the Combined Company is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Acquisitions actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information of the Combined Company.

LMP AUTOMOTIVE HOLDINGS, INC.

Pro Forma Condensed Combined Balance Sheet

As of December 31, 2020

(Unaudited)

	LMP	BECKLEY	FUCCILLO	TOTAL	PRO FORMA ADJUSTMENTS	PRO FORMA COMBINED	NOTES
ASSETS:
Cash and cash equivalents	$3,935,726	$6,367,340	$11,151,616	$21,454,682	$6,567,395	$28,022,077	a,c,d,e,g,h
Accounts receivable, net	515,761	5,526,631	4,935,462	10,977,854	-	10,977,854
Inventories	8,498,089	32,951,177	16,331,064	57,780,330	-	57,780,330
Net investment in sales-type leases	11,743,576	-	-	11,743,576	-	11,743,576
Other current assets	719,760	130,795	1,111,289	1,961,844	-	1,961,844
Total current assets	25,412,912	44,975,943	33,529,431	103,918,286	6,567,395	110,485,681

Land	-	-	-	-	43,700,000	43,700,000	c
Property, equipment and leasehold improvements, net	4,216,819	15,255,808	821,853	20,294,480	-	20,294,480
Intangible assets	1,110,823	1,518,432	-	2,629,255	-	2,629,255
Right-of-use asset	422,501	-	6,274,061	6,696,562	6,124,917	12,821,479	k
Franchise Rights	-	-	-	-	20,600,000	20,600,000	c
Tradename	-	-	-	-	3,078,458	3,078,458	c
Goodwill	-	-	-	-	26,245,081	26,245,081	c
Deposits held in escrow for acquisitions	3,250,000	-	-	3,250,000	(3,037,250)	212,750	d,j
TOTAL ASSETS	$34,413,055	$61,750,183	$40,625,345	$136,788,583	$103,278,601	$240,067,184

LIABILITIES:
Accounts payable	$273,835	$2,131,570	$1,755,741	$4,161,146	$-	$4,161,146
Vehicle floorplan and notes payable-current portion	-	25,943,017	12,637,177	38,580,194	5,777,906	44,358,100	e
Premium finance contract	543,098	-	-	543,098	-	543,098
Other current liabilities	1,333,235	2,575,655	2,185,531	6,094,421	984,712	7,079,133	f
Operating lease liability, current portion	181,437	-	795,284	976,721	633,154	1,609,875	k
Vehicle financing and notes payable, current portion	723,798	-	-	723,798	-	723,798
Term loan, current portion	-	-	-	-	77,042,364	77,042,364	g
Total current liabilities	3,055,403	30,650,242	17,373,733	51,079,378	84,438,136	135,517,514

Vehicle financing and notes payable, net of current portion	1,929,447	5,333,392	-	7,262,839	-	7,262,839
Deferred compensation liability	-	-	-	-	2,324,652	2,324,652	h
Warrant liability	-	-	-	-	5,814,646	5,814,646	b
Operating lease liability, net of current portion	283,716	-	5,478,777	5,762,493	5,491,763	11,254,256	k
Other noncurrent liabilities	-	884,992	3,241,446	4,126,438	-	4,126,438
TOTAL LIABILITIES	5,268,566	36,868,626	26,093,956	68,231,148	98,069,197	166,300,345

COMMITMENTS AND CONTINGENCIES
Redeemable noncontrolling interests	-	-	-	-	7,080,605	7,080,605	h

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 1,000,000 shares authorized, 20,100 shares issued and outstanding	-	-	-	-	12,878,354	12,878,354	a,b
Common stock, $0.00001 par value; 29,000,000 shares authorized; 10,029,040 and 8,691,323 shares issued and outstanding at December 31, 2020 and 2019, respectively	101	-	-	101	-	101
Additional paid-in capital	45,318,891	-	-	45,318,891	1,581,359	46,900,250	h
Treasury stock at cost, 159,653 and 138,600 shares at December 31, 2020 and 2019, respectively	(758,352)	-	-	(758,352)	-	(758,352)
Accumulated earnings/(deficit)	(15,416,151)	24,881,557	14,531,389	23,996,795	(16,330,914)	7,665,881	i
Total shareholders’ equity	29,144,489	24,881,557	14,531,389	68,557,435	(1,871,201)	66,686,234
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,413,055	$61,750,183	$40,625,345	$136,788,583	$103,278,601	$240,067,184

LMP AUTOMOTIVE HOLDINGS, INC.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(Unaudited)

	LMP	BECKLEY	FUCCILLO	TOTAL	PRO FORMA ADJUSTMENTS	PRO FORMA COMBINED	NOTES
Revenues:
New vehicle	$-	$90,333,396	$103,093,317	$193,426,713	$-	$193,426,713
Used vehicle	14,359,577	93,975,355	43,904,842	152,239,774	-	152,239,774
Service, body and parts	-	15,856,856	10,770,297	26,627,153	-	26,627,153
Financing and insurance	-	8,060,035	9,683,942	17,743,977	-	17,743,977
Fleet and other	16,083,040	-	-	16,083,040	-	16,083,040
Total revenues	30,442,617	208,225,642	167,452,398	406,120,657	-	406,120,657

Cost of sales:
New vehicle	-	83,689,391	86,644,956	170,334,347	-	170,334,347
Used vehicle	14,179,019	87,230,213	37,446,095	138,855,327	-	138,855,327
Service, body and parts	-	8,999,853	5,506,271	14,506,124	-	14,506,124
Fleet and other	13,209,006	-	-	13,209,006	-	13,209,006
Total cost of revenues	27,388,025	179,919,457	129,597,322	336,904,804	-	336,904,804

Gross profit	3,054,592	28,306,185	37,855,076	69,215,853	-	69,215,853

Selling, general and administrative	6,972,642	21,888,452	26,224,690	55,085,784	2,757,152	57,842,936	h,j
Depreciation and amortization	566,372	-	533,169	1,099,541	-	1,099,541
Income/(loss) from operations	(4,484,422)	6,417,733	11,097,217	13,030,528	(2,757,152)	10,273,376

Other expense/(income):
Other interest expense, net	331,371	327,277	835,427	1,494,075	3,927,086	5,421,161	g
Other expense, net	-	-	1,680,739	1,680,739	-	1,680,739
Other income, net	-	(3,173,677)	-	(3,173,677)	-	(3,173,677)
Income/(loss) before income taxes	(4,815,793)	9,264,133	8,581,051	13,029,391	(6,684,238)	6,345,153
Income tax provision	-	-	-	-	984,712	984,712	f
Net income/(loss)	(4,815,793)	9,264,133	8,581,051	13,029,391	(7,668,950)	5,360,441

Net Income/(loss) attributable to noncontrolling interest	-	1,389,620	1,287,158	2,676,778	(147,707)	2,529,071

Net income/(loss) attributable to LMP Automotive Holdings	$(4,815,793)	$7,874,513	$7,293,893	$10,352,613	$(7,521,243)	$2,831,370

Calculation of income for earnings per share:
Net loss attributable to LMP Automotive Holdings	$(4,815,793)	$7,874,513	$7,293,893	$10,352,613	$(7,521,243)	$2,831,370
Change in noncontrolling interest redemption value	-	-	-	-	(3,617,310)	(3,617,310)	h
Net loss attributable to common shareholders	$(4,815,793)	$7,874,513	$7,293,893	$10,352,613	$(11,138,553)	$(785,940)

Basic net loss per share	$(0.49)					$(0.08)
Diluted net loss per share	$(0.49)					$(0.08)

Weighted average shares of common stock outstanding, basic	9,796,233					9,796,233
Weighted average shares of common stock outstanding, diluted	9,796,233					9,796,233

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (1) directly attributable to the Acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The Acquisitions are accounted for as a business combination using the acquisition method of accounting under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, the Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Acquisitions, and will complete the allocation of such purchase price as further information becomes available. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The unaudited pro forma condensed combined statements of income for the twelve months ended December 31, 2020 assumes that the Acquisitions occurred on January 1, 2020.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with the audited consolidated financial statements of Automotive as of and for the year ended December 31, 2020 and the audited combined and consolidated financial statements of the Acquisitions as of December 31, 2020.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

2.	Sources of Purchase Price

Beckley Acquisition

On March 3, 2021, through majority owned subsidiaries, the Company acquired a group of West Virginia dealerships and related real estate for a purchase price totaling approximately $43.4 million with $41.6 million in cash and $1.8 million in rollover equity in certain subsidiaries. The fair value of rollover equity was determined based on the implied fair value of equity with no discount for minority interest or lack of marketability. The dealerships operate under sales and service agreements with Buick-GMC, Chevrolet, and Kia. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the acquired dealerships have been included in the Company's pro forma condensed combined financial statements since the date of acquisition. The fair value of the net assets acquired was approximately $43.4 million. The Company incurred $478,000 in acquisition costs, which were recognized in general and administrative expense within the pro forma condensed combined statement of operations.

On May 5, 2021, through a majority owned subsidiary, the Company acquired a West Virginia dealership for a purchase price totaling approximately $3.5 million with $3.2 million in cash and $359,000 in rollover equity in a subsidiary. The fair value of rollover equity was determined based on the implied fair value of equity with no discount for minority interest or lack of marketability. The dealership operates under sales and service agreements with Subaru. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the acquired dealerships have been included in the Company's pro forma condensed combined financial statements since the date of acquisition. The fair value of the net assets acquired was approximately $4.7 million. The Company incurred $18,500 in acquisition costs, which were recognized in general and administrative expense within the pro forma condensed combined statement of operations.

The following table summarizes the total consideration for the Beckley acquisitions occurring on both March 3, 2021 and May 5, 2021.

Cash	$44,766,468
Rollover equity	2,164,000
Total consideration	$46,930,468

Fuccillo Acquisition

On March 4, 2021, through majority owned subsidiaries, the Company acquired two Southwest Florida dealerships and related real estate for an aggregate purchase price of $79.3 million in cash. The dealerships operate under sales and service agreements with KIA Motors America, Inc. The acquisition expands the Company’s existing markets and access to new customers and creates revenue and cost synergies which management believes will contribute to future profits. The acquisition has been accounted for as a purchase and, accordingly, the operating results of the acquired dealerships have been included in the Company's pro forma condensed combined financial statements since the date of acquisition. The Company incurred approximately $486,000 in acquisition costs, which were recognized in selling, general and administrative expense within the pro forma condensed combined statement of operations.

3.	Purchase Price Allocation

The following table summarizes the allocation of the total consideration to the tangible and intangible assets acquired and the liabilities assumed based on the respective fair values at the acquisition date. The Company is still reviewing fair values of the assets acquired and the liabilities assumed, including the noncontrolling interests as being provisional. Therefore, the fair values are provisional measurements and may be subject to change.

Net Assets Acquired

	Beckley Dealership Group	Fuccillo Dealership Group
Assets acquired
New vehicles	$12,058,308	$7,421,724
Used vehicles	10,547,737	878,000
Parts & accessories	565,600	927,012
Property & equipment	1,418,703	1,063,914
Real property	10,600,000	33,100,000
Operating leases right-of-use assets	6,738,432	-
Franchise rights	9,500,000	9,800,000
Tradenames	3,500,000	-
Goodwill	923,539	26,200,000
Other assets	248,714	198,373
Total assets acquired	56,101,033	79,589,023

Liabilities assumed
We owes	35,072	25,477
Accrued vacation	130,014	-
Accrued personal property tax	34,889	-
Prepaid maintenance program credit	-	226,709
Customer deposits	-	10,000
Intransit floorplan liability	840,613	-
Assumed floorplan	173,758	-
Operating lease liabilities	6,738,432	-
Total liabilities assumed	7,952,778	262,186
Net Assets Acquired	$48,148,255	$79,326,837

The fair value of property, plant and equipment acquired is summarized below:

	Beckley Dealership Group	Fuccillo Dealership Group	Estimated useful life
Fair value
Land	$10,600,000	$33,100,000	N/A
Buildings	-	127,708	39 years
Leasehold improvements	-	89,385	Lesser of remaining lease term or life of asset
Furniture & fixtures	441,842	486,875	10 years
Equipment	976,861	359,946	7 years
	$12,018,703	$34,163,914

The final purchase price allocation will be determined once the Company has completed the detailed valuations and necessary calculations related to the Acquisitions.

The estimated fair values of assets acquired and liabilities assumed were based upon preliminary analysis performed for the preparation of the pro forma financial information and are subject to the final valuations that are in the process of being completed and finalized. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Acquisitions from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill resulting from the Acquisitions. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein. As a result, the final purchase price allocation may differ materially from the preliminary purchase price allocation.

The fair value of the franchise rights was based on the excess earnings method. The fair value of the tradename was based on the relief from royalty method. The franchise rights and tradename are indefinite lived assets and not subject to amortization.

The excess of the consideration transferred in the acquisition over the net amounts assigned to the fair value of the tangible assets and identifiable intangible assets acquired was recorded as goodwill, which is attributable primarily to expected synergies and an assembled workforce. Total goodwill is expected to be deductible for tax purposes.

Beckley Acquisition

As a result of the Beckley Acquisitions, the Company issued noncontrolling interests in two of its wholly-owned subsidiaries, LMP Beckley 001 Holdings, LLC (“001”) and LMP Beckley 002 Holdings, LLC (“002”), to the sellers of the Beckley Acquisitions. The noncontrolling interests represent 15% of the outstanding equity interests of 001 and 002 and totaled $2.2 million as of January 1, 2020. There were no changes in the outstanding equity interests of 001 and 002 from the Beckley Acquisition through December 31, 2020.

The sellers and the Company agreed to both put options exercisable by the noncontrolling interest holders and call options exercisable by Automotive for the remaining 15% minority interest based on a formulaic approach. In order to appropriately account for the classification of the redeemable noncontrolling interest outside of the permanent equity, an evaluation of the contracts and ASC 480 and ASC 815 was performed. As the put option is outside of the Company’s control, the estimated redemption value of the minority interest is presented as a redeemable noncontrolling interest outside of permanent equity on the pro forma condensed combined balance sheet. As of December 31, 2020, the redemption value of the 15% noncontrolling interests was $7.1 million, based on the contractually-defined redemption values as of the balance sheet date.

The Company allocates income and losses to the noncontrolling interest holders based on the applicable membership interest percentage. At each reporting period, the redeemable noncontrolling interests are recognized at the higher of (1) the initial carrying amounts of the noncontrolling interests as adjusted for accumulated income or loss attributable to the noncontrolling interest holders, or (2) the contractually-defined redemption values as of the balance sheet date, as long as the contractually-defined redemption values exceed the initial amounts of the noncontrolling interests. If the contractually-defined redemption values exceed the carrying amounts of noncontrolling interests as adjusted for accumulated income or loss attributable to noncontrolling interests holders, but not the initial amounts of the noncontrolling interests, the noncontrolling interests are recorded at the initial amounts. Adjustments to the carrying amount of redeemable noncontrolling interests are charged against retained earnings (or additional paid-in capital if there are no retained earnings).

The components of redeemable noncontrolling interests for the twelve months ended December 31, 2020 are as follows:

Beginning balance	$-
Noncontrolling interests issued in connection with Beckley Acquisition	2,164,000
Net income attributable to noncontrolling interests	1,299,295
Adjustments to redemption value	3,617,310
Ending balance	$7,080,605

A reconciliation of pro forma shareholders’ equity attributable to Automotive’s shareholders’ equity attributable to noncontrolling interests, and total shareholders’ equity as of December 31, 2020 is as follows:

Pro forma shareholders’ equity attributable to Automotive	$66,686,234
Pro forma shareholders’ equity attributable to noncontrolling interests	7,080,605
Total pro forma shareholders’ equity	$73,766,839

As of December 31, 2019, there was no shareholders’ equity attributable to noncontrolling interests.

Fuccillo Acquisition

Concurrent with the Fuccillo acquisition, the Company sold 15% of the equity interests in the dealership divisions of the dealerships acquired in the Fuccillo Acquisition to entities owned by certain members of the dealerships’ management, in exchange for cash of $550,000 and promissory notes of $3.3 million. The notes mature in 7 years, bear interest at 5% annually and can be prepaid at any time without penalty. The notes are secured by the equity interests and are without recourse. For accounting purposes, the purchase of the equity interests with nonrecourse notes is accounted for as liabilities in accordance with ASC 710, Compensation - General.

Related agreements were also executed which allow for the Company’s subsidiaries to repurchase the 15% equity interests at any time and provide that the interest holders can put the equity interests to the Company’s subsidiaries upon termination of employment of the interest holders’ owners. The repurchase and call price is computed based on a book value formula defined in the related agreements.

The Company is accounting for this arrangement as deferred compensation, and at December 31, 2020 has recognized a liability which represents the computed purchase price less the outstanding principal and interest owed on the nonrecourse notes of $2.3 million and is included in deferred compensation liability in the accompanying pro forma condensed combined balance sheet. The Company recorded compensation expense of $1.8 million for the twelve months ended December 31, 2020 associated with this arrangement which is included in selling, general and administrative expense in the pro forma condensed combined statement of operations.

4.	Reclassifications

Management of the Company is currently in the process of conducting a more detailed review of accounting policies used in the historical financial statements of Acquisitions to determine if differences in accounting policies require any further reclassification to conform to the Company’s accounting policies and classifications. As a result, we may identify additional differences between the accounting policies of the Acquisitions that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

5.	Pro forma adjustments

The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

a.	In February 2021, the Company issued 20,100 shares of Series A Convertible Preferred Stock in exchange for proceeds of approximately $20.1 million ($18.6 million, net) and warrants to purchase up to 861,429 shares of common stock at a strike price of $21.00 pursuant to a securities purchase agreement. For purposes of the unaudited pro forma combined financial statements, it is assumed this transaction occurred on January 1, 2020.

b.

Recording the fair value of the warrant liability as of January 1, 2020. The Company has not reflected an adjustment for fair value of the warrant liability in the pro forma statement of operations for the period ended December 31, 2020.

c.	The preliminary estimate of fair value land, franchise rights, trade names and goodwill arising from the Acquisitions.

d.	Use/elimination of deposits held in escrow related to the Acquisitions.

e.	Floorplan financing received for vehicles already owned by Automotive.

f.	State income tax expense and liability related to the Acquisitions.

g.	Changes in indebtedness incurred in connection with the Acquisition. Term loan proceeds in the amount of $92.4 million with principal payments of $15.4 million and interest payments of $3.9 million during the year.

h.	Impact of noncontrolling interest equity owners.

i.	The equity impact of the elimination of historical equity balances of the Acquisitions.

j.	Acquisition costs incurred in connection with the Acquisitions.

k.	The right-of-use asset, lease liabilities and payments made for operating leases entered into and assumed in the Acquisition.